Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Washington Trust Bancorp, Inc.:

We consent to the use of our reports dated February 26, 2019, with respect to the consolidated balance sheet of Washington Trust Bancorp, Inc. and subsidiaries as of December 31, 2018, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Providence, Rhode Island
September 28, 2020